SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 30, 2012

DIVINE SKIN, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53680	20-8380461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1680 Meridian Avenue, Suite 301 Miami Beach, Florida	33139
(Address of principal executive offices)	(Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 30, 2012, Divine Skin, Inc. (the “Company”) and its wholly owned subsidiaries entered into a Demand Loan and Security Agreement (the “Loan Agreement”) with Mid Cap Business Credit, LLC. The Loan Agreement provides for asset based lending of up to $1,500,000 and is secured by all of the assets of the Company.  Advances under a Revolving Demand Note (the “Demand Note”) are based on approximately 80% of qualified accounts receivable and 40% of finished goods inventory. The Loan Agreement provides for interest and bank fees, which currently aggregate to 8% (prime plus 3% plus 1.75% asset monitoring fees and other fees) per annum and expires March 24, 2014, and may be renewed under certain conditions. The Demand Note is personally guaranteed by the Company’s Chief Executive Officer pursuant to a Validity Guaranty and, under certain conditions, may be called upon demand. The Loan Agreement also provides for a referral fee of 4% per annum for 3 years.

The Loan Agreement contains customary representations, warranties, affirmative and negative covenants and events of default. The negative covenants include, among other things, restrictions on transferring our assets, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, and creating other liens on our assets, in each case subject to customary exceptions.

The foregoing summary of the terms and conditions of the Loan Agreement, Demand Note and Validity Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of each of the aforementioned documents attached as exhibits hereto and which are hereby incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

4.1	Revolving Demand Note
10.1	Demand Loan and Security Agreement
10.2	Validity Guaranty

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVINE SKIN, INC.

Dated: April 5, 2012	By:	/s/ Daniel Khesin
Daniel Khesin, Chief Executive Officer